Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements listed below of our report dated June 27, 2018, with respect to the statements of net assets available for benefits of The Coca-Cola Company 401(k) Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related supplemental schedule of schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2017, which report appears in the annual report on Form 11-K of The Coca-Cola Company 401(k) Plan for the year ended December 31, 2017:

1.	Registration Statement No. 333-179707 on Form S-8, dated February 27, 2012

2.	Registration Statement No. 333-224573 on Form S-8, dated May 1, 2018

/s/ BANKS, FINLEY WHITE & CO.

Atlanta, Georgia

June 27, 2018